Exhibit 99.1

Tripath Reports Fourth Quarter and Fiscal 2005 Financial Results

SAN JOSE, Calif., December 1, 2005 (BUSINESS WIRE) — Tripath Technology Inc. (Nasdaq: TRPH), creators of Digital Power Processing (DPP(R)) technology and Class-T(R) advanced 1-bit digital audio amplifiers, today reported financial results for the fourth quarter and for fiscal 2005 (ended September 30, 2005).

Net revenues for the fourth quarter of fiscal 2005 were $3.5 million, up $0.6 million or 20.4 percent from the $2.9 million in the previous quarter and up $0.2 million or 5.2 percent when compared with $3.3 million in the corresponding prior year quarter. The gross margin this past quarter of 49.5% reflects sales of previously written down inventory. Excluding this effect, the gross margin for the quarter would have been 12.0%. Net loss for the fourth quarter of fiscal 2005 was $1.5 million, or $(0.03) per share, based on 55.4 million weighted average shares outstanding — compared to a net loss in the previous quarter of $3.8 million, or $(0.07) per share, based on 55.4 million weighted average shares outstanding. Net loss for the corresponding prior year quarter was $6.8 million, or $(0.14) per share, based on 48.4 million weighted average shares outstanding.

Net revenues for fiscal 2005 were $10.8 million, up $1.6 million or 17.4 percent from the $9.2 million in the nine month period ended September 30, 2004 and down $3.1 million or 22.5 percent when compared with $13.9 million in the for fiscal 2003. The gross margin for fiscal 2005 was 50.9%. This reflects sales of previously written down inventory. Excluding this effect, the gross margin for the year would have been 13.6%. Net loss for fiscal 2005 was $10.0 million, or $(0.19) per share, based on 53.2 million weighted average shares outstanding — compared to a net loss for the nine month period ended September 30, 2004 of $11.7 million, or $(0.25) per share, based on 46.5 million weighted average shares outstanding. Net loss for the year ended December 31, 2003 was $7.2 million, or $(0.17) per share, based on 42.0 million weighted average shares outstanding.

“As a team, Tripath has continued to overcome the challenges we have faced over the last several quarters. We are continuing to execute our operating strategy which has continued to result in new design wins, and sustainable volume growth, particularly in flat panel television and home theatre applications,” said Dr. Adya Tripathi, Tripath’s Chairman, President and CEO. “Though we continue to approach the short term with caution, in the long term we remain enthusiastic about our prospects for achieving profitability,” he said.

Guidance:

“We expect our first fiscal quarter revenues to decline 13 to 19 percent or be in a range of approximately $2.8 to $3.0 million,” said Jeffrey L. Garon, Vice

President and CFO. “This sequential decline for this next quarter is primarily supply constrained. Due to our minimal cash available this past quarter, we were unable to grow our production quickly enough to sustain our customers’ requirements. Now that we have completed our recent financing, we expect that in the second fiscal quarter of 2006 we will return to growth with revenues expected to be in the range of $3.5 to $3.7 million. As we continue to improve our relationships with our vendors, we expect to be able to satisfy our customers’ requirements and continue to progress toward profitability.”

“We expect a favorable impact to our gross margin in the December quarter from anticipated sales of inventory which has previously been written down to its estimated net realizable value in the range of 10% to 20% and thus would expect to report gross margin for the quarter in the range of 30% to 40%. We expect that gross margins will continue to settle toward more normal levels of 30% to 40% after the positive effect of sales of previously written down inventory ceases to have a significant impact to future quarters as we continue to execute our plan of building sustainable unit sales volume through pricing and design strategies. Our pricing and design strategies are expected to be followed by sustainable, increased production volumes which in turn should continue to allow us to reduce reserved inventory levels and negotiate more advantageous costs while we also drive to more cost effective solutions through our development efforts.”

“Total operating expenses for the first fiscal quarter of 2006 are expected to be approximately flat when compared to the fourth fiscal quarter of 2005. If there is risk to the accuracy of this number, it would be due to uncertainty in our estimated legal expenses associated with pending litigation.”

“The net result is that we expect the net loss for the first quarter of fiscal 2006 to be in the range of $0.04 to $0.05 per share.”

“We are pleased with our results this past quarter. In addition, as we continue to execute to our strategy during the first half of fiscal 2006, we expect to continue building unit volumes, driving down costs and expanding our product applications base. We expect that our overall performance will continue to drive us in the direction of profitability, although it is still too soon to predict an exact quarter for achieving profitability,” Garon concluded.

Going Concern Qualification and Weaknesses in Internal Controls:

We expect to receive a going concern opinion from our independent auditors and have identified material weaknesses in our internal controls over financial reporting in connection with the audit of our consolidated financial statements for the year ended September 30, 2005. We are taking what we believe to be appropriate action to remediate these weaknesses, but there is no assurance that we will receive an unqualified opinion or a clear Sarbanes-Oxley Section 404 attestation from our independent auditors in the future. In addition, if these weaknesses are not remediated, they could result in material misstatements to the Company’s future annual or interim financial statements that would not be prevented or detected.

Fourth Quarter and Fiscal 2005 Conference Call:

Tripath Technology Inc. announced today that it will hold its quarterly conference call to discuss its fourth quarter and fiscal 2005 financial results and other related items on December 1, 2005 at 2:00 P.M. (Pacific Time).

Analysts and investors are invited to participate on the call by dialing 1-800-638-4817 (Domestic) and 617-614-3943 (International) and entering the participant pass code number 87203492. Individual investors may take advantage of a live web cast of the call available through the investor relations section of the Tripath website at www.tripath.com or via CCBN at http://www.my.ccbn.com. Investors can access the call via CCBN’s password-protected event management site, http://www.thomsonone.com.

The conference call replay will be available after 8:00 P.M. (Pacific Time) on December 1, 2005. The replay number is 1-888-286-8010 (Domestic) and 617-801-6888 (International). The replay participant pass code will be 39064287. Additionally, the web cast replay of the call will be available on the investor relations section of the Tripath’s website at www.tripath.com.

About Tripath Technology Inc.:

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the Flat Panel Television, Home Theater, Automotive Audio and Consumer and PC Convergence markets. Tripath owns the patented technology called Digital Power Processing (DPP(R)), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP(R) under the brand name Class-T(R). Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Samsung, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Safe Harbor Statement:

Certain statements in this release concerning Tripath’s future financial and operating results, including revenue and unit volume growth, gross margins, cost reductions, net loss, and prospects for achieving profitability, demand for Tripath products and expansion of its applications base for such products, and Tripath’s competitive position are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward looking statements. Factors that may affect the results and circumstances indicated in these forward looking statements include the availability of sufficient cash resources to fund it working capital requirements, silicon wafer pricing and the availability of foundry and assembly capacity and raw materials and our ability to develop competitive products. Also, the availability and pricing of competing products and technologies would effect sales and pricing of Tripath’s products. Tripath may experience fluctuations in the manufacturing yields of its third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of its products. Further, the Company is subject to a number of covenants and potential events of default under the 6% Senior Secured Convertible Debentures it issued in a private placement in November 2005 that also could adversely affect its ability to execute its growth strategy.

Tripath may not be able to specify, develop or acquire, complete, introduce, market and transition new products, including the new “Godzilla” based products and technologies to volume production in a timely manner. Further information regarding these and other risks and uncertainties is included in Tripath’s United States Securities and Exchange Commission filings, in particular, Tripath’s annual report on Forms 10-K and 10-K/T and its quarterly reports on Form 10-Q. Tripath assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Statements Follow:

TRIPATH TECHNOLOGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2005	September 30, 2004
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$878	$7,339
Accounts receivable, net	1,010	1,019
Inventories	5,457	3,939
Pepaid Expenses and other current assets	1,512	212

Total current assests	8,857	12,509

Property and equipment, net	875	1,674
Other assets	122	123

Total Assets	$9,854	$14,306

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liablities:
Accounts payable	$3,488	$2,908
Current Portion of capital lease obligations	215	664
Current portion of deferred rent	305	266
Accrued expenses	2,899	764
Deferred distributor revenue	1,202	1,075
Warrant Liability	396	0

Total current liabilities	8,505	5,677

Long term liabilities:	188	571

Total liabilities	8,693	6,248

Stockholder’s equity:
Common stock	55	49
Additional paid-in capital	202,310	199,333
Deferred stock-based compensation	0	(95)
Accumulated deficit	(201,204)	(191,229)

Total stockholders’ equity	1,161	8,058

Total liabilites and stockholder’s equity	$9,854	$14,306

Tripath Technology Inc

Condensensed consolidated Statements of Operations

(in thousands, except per shares data)

(unaudited)

	Three Months Ended		Fiscal Year Ended	Nine Months Ended
	September 30		September 30
	2005	2004 Restated	2005	2004 Restated
Revenue	$3,474	$3,295	$10,761	$9,169
Cost of revenue	1,754	7,024	5,285	11,731

Gross profit	1,720	(3,729)	5,476	(2,562)

Operating expenses:
Research and development	1,808	1,927	7,413	5,521
Selling, general and administrative	1,502	1,133	8,586	3,556

Total operating expenses	3,310	3,060	15,999	9,077

Loss from operations	(1,590)	(6,789)	(10,523)	(11,639)
Change in fair value on revaluation of warrant liability	105		570	—
Net interest and other expense	(2)	6	(19)	(26)

Net loss	$(1,487)	$(6,783)	$(9,972)	$(11,665)

Basic and diluted net loss per share	$(0.03)	$(0.14)	$(0.19)	$(0.25)

Weighted average number of common shares used to compute basic and diluted net loss per share	55,395	48,428	53,206	46,541

SOURCE: Tripath Technology

Jeffrey L. Garon, 408-750-6801

jgaron@tripath.com